Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
AbbVie Inc. (“AbbVie,” “we,” “us” and “our”) has the following classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: Common Stock, the 2021 Notes, the 2023 Notes, the May 2024 Notes, the June 2024 Notes, the 2027 Notes, the 2.625% November 2028 Notes, the 2.125% November 2028 Notes, the 2029 Notes and the 2031 Notes (each as defined below).
DESCRIPTION OF CAPITAL STOCK
The following description of the material terms of our capital stock is a summary only and is qualified in its entirety by reference to the relevant provisions of the General Corporation Law of Delaware, as amended (the “DGCL”), our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-laws (as amended, the “By-laws”). You should refer to the Certificate of Incorporation and the By-laws, both of which we have filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. In addition, you should refer to the DGCL, which may also affect the terms of our capital stock.
General
AbbVie is authorized to issue up to 4 billion shares of common stock, par value $0.01 per share (“Common Stock”), and 200 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”), all of which shares of Preferred Stock are undesignated. AbbVie’s board of directors may establish the rights and preferences of the Preferred Stock from time to time. The Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “ABBV.”
Common Stock
Voting Rights
Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Except as otherwise provided by law, the Certificate of Incorporation or the By-laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.
Dividend Rights
Subject to any preferential rights of any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose.
Liquidation Rights
If there is a liquidation, dissolution or winding up of AbbVie, holders of Common Stock would be entitled to a ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding Preferred Stock.
Preemptive and Other Rights; Sinking Fund
Holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that AbbVie may designate and issue in the future.

Preferred Stock
Under the terms of the Certificate of Incorporation, our board of directors is authorized, subject to limitations prescribed by the DGCL and the Certificate of Incorporation, to issue up to 200 million shares of Preferred Stock in one or more series without further action by the holders of our Common Stock. Our board of directors has the discretion, subject to limitations prescribed by the DGCL and the Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.
Anti-Takeover Effects of Various Provisions of Delaware Law and AbbVie’s Certificate of Incorporation and By-Laws
Provisions of the DGCL, the Certificate of Incorporation and the By-Laws could make it more difficult to acquire AbbVie by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that AbbVie’s board of directors may consider inadequate and to encourage persons seeking to acquire control of AbbVie to first negotiate with our board of directors.
Delaware Anti-Takeover Statute
AbbVie is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) fifteen percent (15%) or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by AbbVie’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by AbbVie’s stockholders.
Board Structure
The Certificate of Incorporation and By-laws provide that AbbVie’s board of directors be divided into three classes. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by AbbVie’s board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of AbbVie.
Removal of Directors
The By-laws provide that AbbVie’s stockholders may only remove its directors for cause.
Amendments to Certificate of Incorporation
The Certificate of Incorporation provides that the affirmative vote of the holders of at least eighty percent (80%) of AbbVie’s voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of its directors, the filling of its board vacancies, the calling of special meetings of stockholders, stockholder action by written consent, and director and officer indemnification.

Amendments to By-Laws
The By-laws provide that they may be amended by AbbVie’s board of directors or by the affirmative vote of holders of a majority of AbbVie’s voting stock then outstanding, except that the affirmative vote of holders of at least eighty percent (80%) of AbbVie’s voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of AbbVie’s directors, the filling of its board vacancies, the calling of special meetings of stockholders, stockholder action by written consent, and director and officer indemnification.
Size of Board and Vacancies
The By-laws provide that the number of directors on our board of directors will be fixed exclusively by its board of directors. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of AbbVie’s board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on AbbVie’s board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.
Special Stockholder Meetings
The Certificate of Incorporation provides that only the chairman of AbbVie’s board of directors, its chief executive officer, any president or its board of directors pursuant to a resolution adopted by a majority of the entire board of directors may call special meetings of AbbVie stockholders. Stockholders may not call special stockholder meetings.
Stockholder Action by Written Consent
The Certificate of Incorporation provides that any action of AbbVie’s stockholders must be taken at an annual or special meeting of stockholders and may not be effected by written consent of the stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.
Authorized but Unissued Shares
Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. The existence of authorized but unissued shares of Common Stock and Preferred Stock could discourage attempts by third parties to obtain control of AbbVie through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. For instance, our board of directors may be able to issue Preferred Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Other Matters
Limitations on Liability, Indemnification of Officers and Directors, and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Certificate of Incorporation includes such an exculpation provision. The Certificate of Incorporation and By-Laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of AbbVie, or for serving at AbbVie’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Certificate of Incorporation and Bylaws also provide that AbbVie must indemnify and advance reasonable expenses to its directors and officers, subject to an undertaking from the indemnified party as may be required under the DGCL. The By-laws expressly authorize AbbVie to carry directors’ and officers’ insurance to protect AbbVie, its directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that are in the Certificate of Incorporation and By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against AbbVie’s directors and officers, even though such an action, if successful, might otherwise benefit AbbVie and its stockholders. However, these provisions do not limit or eliminate AbbVie’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions also do not alter the liability of directors under the federal securities laws.
Exclusive Forum
The Certificate of Incorporation provides that unless the board of directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of AbbVie, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of AbbVie to AbbVie or AbbVie’s stockholders, creditors or other constituents, any action asserting a claim against AbbVie or any director or officer of AbbVie arising pursuant to any provision of the DGCL or the Certificate of Incorporation or By-laws, or any action asserting a claim against AbbVie or any director or officer of AbbVie governed by the internal affairs doctrine. However, if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another court sitting in the State of Delaware.

DESCRIPTION OF NOTES
The following description of our 0.500% Senior Notes due 2021 (the “2021 Notes”), our 1.500% Senior Notes due 2023 (the “2023 Notes”), our 1.375% Senior Notes due 2024 (the “May 2024 Notes”), our 1.250% Senior Notes due 2024 (the “June 2024 Notes”), our 0.750% Senior Notes due 2027 (the “2027 Notes”), our 2.625% Senior Notes due 2028 (the “2.625% November 2028 Notes”), our 2.125% Senior Notes due 2028 (the “2.125% November 2028 Notes”), our 2.125% Senior Notes due 2029 (the “2029 Notes”) and our 1.250% Senior Notes due 2031 (the “2031 Notes,” and together with the 2021 Notes, the 2023 Notes, the May 2024 Notes, the June 2024 Notes, the 2027 Notes, the 2.625% November 2028 Notes, the 2.125% November 2028 Notes and the 2029 Notes, the “Notes”) is a summary and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Notes and the Indenture, dated as of November 8, 2012, between AbbVie and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented, in the case of the May 2024 Notes and the 2.125% November 2028 Notes, by Supplemental Indenture No. 4, dated as of November 17, 2016, among AbbVie, the Trustee, Elavon Financial Services DAC, U.K. Branch, as paying agent (the “London Paying Agent”), and Elavon Financial Services DAC, as transfer agent and registrar (“Supplemental Indenture No. 4”), as supplemented, in the case of the 2027 Notes and the 2031 Notes, by Supplemental Indenture No. 6, dated as of September 26, 2019, among AbbVie, the Trustee, U.S. Bank National Association, as transfer agent and registrar (the “Registrar”), and the London Paying Agent (“Supplemental Indenture No. 6”), and as supplemented, in the case of the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2.625% November 2028 Notes and the 2029 Notes, by Supplemental Indenture No. 9, dated as of May 14, 2020, among AbbVie, the Trustee, the Registrar and the London Paying Agent (“Supplemental Indenture No. 9”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Base Indenture, together with Supplemental Indenture No. 4, Supplemental Indenture No. 6 or Supplemental Indenture No. 9, as applicable, is herein referred to as the “Indenture.” We encourage you to read the Indenture for additional information. In this description all references to “AbbVie,” “we,” “our” and “us” mean AbbVie Inc. only.
General
AbbVie issued €525,068,000 aggregate principal amount of 2021 Notes on November 19, 2020. The 2021 Notes will mature on June 1, 2021. Interest on the 2021 Notes accrues at the rate of 0.500% per annum.
AbbVie issued €409,028,000 aggregate principal amount of 2023 Notes on November 19, 2020. The 2023 Notes will mature on November 15, 2023. Interest on the 2023 Notes accrues at the rate of 1.500% per annum.
AbbVie issued €1,450,000,000 aggregate principal amount of May 2024 Notes on November 17, 2016. The May 2024 Notes will mature on May 17, 2024. Interest on the May 2024 Notes accrues at the rate of 1.375% per annum.
AbbVie issued €577,719,000 aggregate principal amount of June 2024 Notes on November 19, 2020. The June 2024 Notes will mature on June 1, 2024. Interest on the June 2024 Notes accrues at the rate of 1.250% per annum.
AbbVie issued €750,000,000 aggregate principal amount of 2027 Notes on September 26, 2019. The 2027 Notes will mature on November 18, 2027. Interest on the 2027 Notes accrues at the rate of 0.750% per annum.
AbbVie issued €427,793,000 aggregate principal amount of 2.625% November 2028 Notes on November 19, 2020. The 2.625% November 2028 Notes will mature on November 15, 2028. Interest on the 2.625% November 2028 Notes accrues at the rate of 2.625% per annum.
AbbVie issued €750,000,000 aggregate principal amount of 2.125% November 2028 Notes on November 17, 2016. The 2.125% November 2028 Notes will mature on November 17, 2028. Interest on the 2.125% November 2028 Notes accrues at the rate of 2.125% per annum.

AbbVie issued €506,088,000 aggregate principal amount of 2029 Notes on November 19, 2020. The 2029 Notes will mature on June 1, 2029. Interest on the 2029 Notes accrues at the rate of 2.125% per annum.
AbbVie issued €650,000,000 aggregate principal amount of 2031 Notes on September 26, 2019. The 2031 Notes will mature on November 18, 2031. Interest on the 2031 Notes accrues at the rate of 1.250% per annum.
The Notes were issued in fully registered form only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.
In the future, AbbVie may, without the consent of the holders, increase the principal amounts of any series of Notes. The Notes of each series and any additional Notes of such series subsequently issued under the Indenture will be treated as a single series or class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions, provided that if any such additional Notes are not fungible with the existing Notes for United States federal income tax purposes, such additional Notes will have a separate CUSIP number.
The Indenture limits neither the amount of debt that AbbVie may issue under the Indenture, nor the amount of other debt or securities that AbbVie or any of its subsidiaries may issue. AbbVie may issue debt securities under the Indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the Indenture on secured debt and sale/leaseback transactions described below under “Certain Covenants of AbbVie,” and the restrictions described below under “Consolidation, Merger and Sale of Assets,” the Indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event AbbVie participates in a highly leveraged transaction. In addition, the Indenture does not limit AbbVie’s ability to guarantee any indebtedness of its subsidiaries or any other person.
Interest
Interest is payable in arrears on (i) June 1 of each year for the 2021 Notes, the June 2024 Notes and the 2029 Notes, (ii) November 15 of each year for the 2023 Notes and the 2.625% November 2028 Notes, (iii) May 17 of each year for the May 2024 Notes, (iv) November 17 of each year for the 2.125% November 2028 Notes and (v) November 18 of each year for the 2027 Notes and the 2031 Notes, to the persons in whose names the Notes are registered at the close of business on the date that is (i) in the case of Notes represented by a global note in registered form (“Global Note”), the clearing system business day (which, for these purposes, is a day on which Euroclear SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream, Luxembourg”) settle payments in euro) immediately prior to the relevant interest payment date and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date (whether or not a business day) (such day, the “Record Date”).
Interest on the Notes shall be determined on the basis of the actual number of days in the period for which interest is being calculated, and including the last date on which interest was paid or duly provided for on the Notes, but excluding the next following interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Unless otherwise indicated, the term “business day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Realtime Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.
Optional Redemption
At any time prior to the Par Call Date applicable to the 2027 Notes and the 2031 Notes, AbbVie may redeem some or all of the Notes of such series at its option, in each case, at AbbVie’s option, at a redemption price equal to the greater of:
•100% of the principal amount of the Notes of that series to be redeemed; and

•the sum of the present values of the remaining scheduled payments (through the Par Call Date with respect to such Notes assuming for such purpose that such Notes matured on the applicable Par Call Date) of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 25 basis points for the 2027 Notes and 30 basis points for the 2031 Notes.
At any time prior to the Par Call Date applicable to the 2021 Notes, the 2023 Notes, the May 2024 Notes, the June 2024 Notes, the 2.625% November 2028 Notes, the 2.125% November 2028 Notes and the 2029 Notes, AbbVie may redeem some or all of the Notes of such series at its option, in each case, at AbbVie’s option, at a redemption price equal to the greater of:
•100% of the principal amount of the Notes of that series to be redeemed; and
•the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 20 basis points for the 2021 Notes, 25 basis points for the 2023 Notes, the May 2024 Notes and the June 2024 Notes, 35 basis points for the 2.625% November 2028 Notes and 30 basis points for the 2.125% November 2028 Notes and the 2029 Notes.
In each case, AbbVie will pay accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.
In addition, at any time on or after the Par Call Date applicable to a series of Notes, AbbVie may redeem some or all of the Notes of such series, at its option, in each case at a redemption price equal to 100% of the principal amount of the Notes of that series to be redeemed, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.
For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the maturity of the notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
“Par Call Date” means (i) with respect to the 2021 Notes, May 1, 2021 (one month prior to the maturity date of the 2021 Notes), (ii) with respect to the 2023 Notes, October 15, 2023 (one month prior to the maturity date of the 2023 Notes), (iii) with respect to the May 2024 Notes, February 17, 2024 (three months prior to the maturity date of the May 2024 Notes), (iv) with respect to the June 2024 Notes, March 1, 2024 (three months prior to the maturity date of the June 2024 Notes), (v) with respect to the 2027 Notes, August 18, 2027 (three months prior to the maturity date of the 2027 Notes), (vi) with respect to the 2.625% November 2028 Notes, August 15, 2028 (three months prior to the maturity date of the 2.625% November 2028 Notes), (vii) with respect to the 2.125% November 2028 Notes, August 17, 2028 (three months prior to the maturity date of the 2.125% November

2028 Notes), (viii) with respect to the 2029 Notes, March 1, 2029 (three months prior to the maturity date of the 2029 Notes) and (ix) with respect to the 2031 Notes, August 18, 2031 (three months prior to the maturity date of the 2031 Notes).
In the case of the May 2024 Notes, the 2027 Notes, the 2.125% November 2028 Notes and the 2031 Notes, the notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date (i) in the case of Notes represented by a Global Note, to and through Euroclear or Clearstream, Luxembourg for communication by them to the holders of interests in the Notes, or (ii) in the case of notes in definitive form (“Definitive Notes”), to each holder of record of the Notes to be redeemed at its registered address.
In the case of the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2.625% November 2028 Notes and the 2029 Notes, the notice of redemption will be mailed at least 15 but not more than 60 days before the redemption date (i) in the case of Notes represented by a Global Note, to and through Euroclear or Clearstream, Luxembourg for communication by them to the holders of interests in the Notes, or (ii) in the case of Definitive Notes, to each holder of record of the Notes to be redeemed at its registered address.
The notice of redemption for the Notes will state, among other things, the series and amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed.
Any redemption or notice of redemption in the case of the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2.625% November 2028 Notes and the 2029 Notes may, at AbbVie’s discretion, be subject to one or more conditions precedent, and, at AbbVie’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied. AbbVie shall provide written notice to the Trustee prior to the close of business two business days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each holder of the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2.625% November 2028 Notes and the 2029 Notes, as applicable, in the same manner in which the notice of redemption was given.
Unless AbbVie defaults in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If fewer than all of the Notes of a series are to be redeemed at any time, (i) in the case of Notes represented by a Global Note, the Notes will be selected in accordance with the rules of Euroclear and/or Clearstream, Luxembourg (to be reflected in the records of Euroclear and Clearstream, Luxembourg as either a pool factor or a reduction in nominal amount, at their discretion), or (ii) in the case of Definitive Notes, the Trustee will select (in the case of the May 2024 Notes, the 2027 Notes, the 2.125% November 2028 Notes and the 2031 Notes, not more than 45 days prior to the redemption date, and in the case of the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2.625% November 2028 Notes and the 2029 Notes, not more than 30 days prior to the redemption date), the particular Notes or portions thereof for redemption from the outstanding Notes not previously redeemed by random lot.
Payment of Additional Amounts
AbbVie will, subject to the exceptions and limitations set forth below, pay as additional interest on each series of the Notes such additional amounts as are necessary in order that the net amount of the principal of, and premium, if any, and interest on such Notes received by a beneficial owner who is not a U.S. person (as defined below), after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)    to any tax, assessment or other governmental charge that would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;
(d)    being or having been a “10-percent shareholder” of AbbVie as defined in section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2)    to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3)    to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4)    to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by AbbVie or a paying agent from the payment;
(5)    to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6)    to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7)    to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;
(8)    to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(9)    to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;
(10)    to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or
(11)    in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).
The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” AbbVie is not required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “U.S. person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position or judicial precedent regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after (i) in the case of the May 2024 Notes, the 2027 Notes, the 2.125% November 2028 Notes and the 2031 Notes, the initial issuance of such series of Notes and (ii) in the case of the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2.625% November 2028 Notes and the 2029 Notes, October 25, 2019, AbbVie becomes or, based upon a written opinion of independent counsel selected by it, will become obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to such series of Notes, then AbbVie may at any time at its option redeem, in whole, but not in part, the Notes of such series on not less than 30 nor more than 60 days’ prior notice, (i) in the case of Notes represented by a Global Note, to and through Euroclear or Clearstream, Luxembourg for communication by them to the holders of interests in the Notes to be so redeemed, or (ii) in the case of Definitive Notes, to each holder of record of the Notes to be redeemed at its registered address, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date.
Open Market Purchases
AbbVie or any of its affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Sinking Fund
There is no provision for a sinking fund for any of the Notes.
Ranking
The Notes are unsecured, unsubordinated obligations of AbbVie and:
•rank equally in right of payment with all of AbbVie’s existing and future unsecured, unsubordinated indebtedness, liabilities and other obligations;
•rank senior in right of payment to all of AbbVie’s future indebtedness that is subordinated to the Notes;
•are effectively subordinated in right of payment to all of AbbVie’s existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and
•are structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of AbbVie’s subsidiaries.
Issuance in Euro
All payments of principal of, and premium, if any, and interest on, the Notes, including payments made upon any redemption of the Notes, are payable in euro. If, on or after the date of the initial issuance of the Notes, we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollar will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the London Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Certain Covenants of AbbVie
Restrictions on Secured Debt
If AbbVie or any Domestic Subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness for borrowed money (called “Debt”) and that Debt is secured by a Mortgage on any Principal Domestic Property or any shares of stock or Debt of any Domestic Subsidiary, AbbVie will secure, or cause its Domestic Subsidiary to secure, the Notes equally and ratably with, or prior to, such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt, plus all Attributable Debt in respect of Sale and Leaseback Transactions involving Principal Domestic Properties (other than Sale and Leaseback Transactions permitted pursuant to the second bullet under the heading “Restrictions on Sale and Leasebacks” below), would not exceed 15% of AbbVie’s Consolidated Net Assets. This restriction does not apply to, and there shall be excluded from secured Debt in any computation under this restriction, Debt secured by:

•Mortgages on property of, or on any shares of stock or Debt of, any Person existing at the time such Person becomes a Domestic Subsidiary;
•Mortgages in favor of AbbVie or any Subsidiary thereof;
•Mortgages on property of AbbVie or a Domestic Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;
•Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);
•Mortgages to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;
•with respect to each series of Notes, Mortgages existing on the first date on which a Note of such series was authenticated by the Trustee under the Indenture;
•Mortgages incurred in connection with pollution control, industrial revenue or similar financings;
•Mortgages created in substitution of or as replacements for any Mortgages referred to in the foregoing list, inclusive, provided that, based on a good faith determination of an officer of AbbVie, the property encumbered under any such substitute or replacement Mortgage is substantially similar in nature to the property encumbered by the otherwise permitted Mortgage which is being replaced; and
•any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Debt secured by any Mortgage referred to in the foregoing list, inclusive, provided that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property, and plus any property relating to a specific project, the completion of which is funded pursuant to clause (ii)(b) below), and (ii) the Debt secured by such Mortgage at such time is not increased (other than (a) by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Debt being refinanced) and (b) where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project that is subject to a Mortgage securing the Debt being extended, refinanced or renewed, by an amount equal to such additional principal amount).
Restrictions on Sales and Leasebacks
Neither AbbVie nor any Domestic Subsidiary may enter into any Sale and Leaseback Transaction unless either:
•AbbVie or such Domestic Subsidiary could incur Debt secured by a Mortgage under the restrictions described above under “Restrictions on Secured Debt” on the Principal Domestic Property to be leased back in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

•AbbVie, within 180 days after the sale or transfer by AbbVie or by any such Domestic Subsidiary, applies to the retirement of AbbVie’s Funded Debt, an amount equal to the greater of (1) the net proceeds of the sale of the Principal Domestic Property sold and leased back pursuant to such arrangement; or (2) the fair market value of the Principal Domestic Property so sold and leased back at the time of entering into such arrangements (as determined by any two of the following: the chairman of the board of AbbVie, its chief executive officer, an executive vice president, a senior vice president or a vice president, and the chief financial officer, the treasurer or an assistant treasurer), subject to credits for certain voluntary retirements of Funded Debt.
Certain Definitions
The following are the meanings of terms that are important in understanding the restrictive covenants of AbbVie:
•“Attributable Debt” means (except as otherwise provided in this paragraph), as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined (the “Determination Date”), the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the Determination Date at the rate of 8% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or monetary inflation). If any lease is terminable by the lessee upon the payment of a penalty, if under the terms of the lease the termination right is not exercisable until after the Determination Date, and if the amount of such penalty discounted to the Determination Date at the rate of 8% per annum compounded monthly is less than the net amount of rentals payable after the time as of which such termination could occur (the “Termination Time”) discounted to the Determination Date at the rate of 8% per annum compounded monthly, then such discounted penalty amount shall be used instead of such discounted amount of net rentals payable after the Termination Time in calculating the Attributable Debt for such lease. If any lease is terminable by the lessee upon the payment of a penalty, if such termination right is exercisable on the Determination Date, and if the amount of the net rentals payable under such lease after the Determination Date discounted to the Determination Date at the rate of 8% per annum compounded monthly is greater than the amount of such penalty, the “Attributable Debt” for such lease as of such Determination Date shall be equal to the amount of such penalty.
•“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as set forth on the consolidated balance sheet of AbbVie and its consolidated Subsidiaries prepared as of the end of a fiscal quarter in accordance with generally accepted accounting principles, which AbbVie shall have most recently filed with the Securities and Exchange Commission or otherwise distributed to its shareholders prior to the time as of which “Consolidated Net Assets” shall be determined (which calculation shall give pro forma effect to any acquisition by or disposition of assets of AbbVie or any of its Subsidiaries involving the payment or receipt by AbbVie or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter).
•“Domestic Subsidiary” means any Subsidiary of AbbVie that transacts substantially all of its business or maintains substantially all of its property within the United States of America (excluding its territories and possessions and Puerto Rico); provided, however, that the term shall not include any Subsidiary which (1) is engaged primarily in the financing of operations outside of the United States of America or in leasing personal property or financing inventory, receivables or other property or (2) does not own a Principal Domestic Property.
•“Funded Debt” means indebtedness of AbbVie (other than the Notes or indebtedness subordinated in right of payment to the Notes) or indebtedness of a wholly-owned Domestic Subsidiary for borrowed money, having a stated maturity more than 12 months from the date of application of Sale and Leaseback Transaction proceeds or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application.
•“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.
•“Person” means any individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
•“Principal Domestic Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States of America (excluding its territories and possessions and Puerto Rico), owned or leased by AbbVie or any Domestic Subsidiary and having a net book value which, on the date the determination as to whether a property is a Principal Domestic Property is being made, exceeds 2% of Consolidated Net Assets of AbbVie other than any such building, structure or other facility or a portion thereof (i) which is an air or water pollution control facility financed by State or local governmental obligations or (ii) which the chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer of AbbVie determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted, or assets owned, by AbbVie and its Subsidiaries as an entirety.
•“Sale and Leaseback Transaction” means any arrangement with any bank, insurance company or other lender or investor (not including AbbVie or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by AbbVie or any Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Property which has been or is to be sold or transferred, more than 180 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, by AbbVie or any Domestic Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Property.
•“Subsidiary” means any Person which is a corporation, partnership, joint venture, limited liability company, trust or estate, and of which AbbVie directly or indirectly owns or controls stock or other interests, which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the board of directors, managers, trustees or equivalent of such Person; provided, however, that the term shall not include any such Person if and for so long as (i) such Person does not own a Principal Domestic Property and (ii) the chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer of AbbVie determine in good faith at least annually that the existing aggregate investments by AbbVie and its Domestic Subsidiaries (including all guarantees and other extensions of credit) in such Person are not of material importance to the total business conducted, or assets owned, by AbbVie and its Subsidiaries, as an entirety.

•“Trustee” means the Person named as the “Trustee” in the Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee under the Indenture, and if at any time there is more than one such Person, “Trustee” as used with respect to the Notes of any series shall mean the Trustee with respect to the Notes of that series.
Consolidation, Merger and Sale of Assets
AbbVie shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
•the Person formed by such consolidation or into which AbbVie is merged or the Person which acquires by conveyance or transfer, or which leases, AbbVie’s properties and assets substantially as an entirety shall be a corporation, limited liability company or partnership, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume AbbVie’s obligations on the Notes under a supplemental indenture;
•immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of AbbVie or a Subsidiary as a result of such transaction as having been incurred by AbbVie or such Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;
•if, as a result of any such consolidation or merger or such conveyance, transfer or lease, AbbVie’s properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, AbbVie or such successor Person, as the case may be, shall take such steps as shall be necessary to effectively secure the Notes equally and ratably with, or prior to, all indebtedness secured thereby; and
•AbbVie has delivered to the Trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.
Upon any consolidation of AbbVie with, or merger of AbbVie into, any other Person or any conveyance, transfer or lease of the properties and assets of AbbVie substantially as an entirety in accordance with the above provisions, the successor Person formed by such consolidation or into which AbbVie is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, AbbVie under the Indenture with the same effect as if such successor Person had been named in the Indenture, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Notes.
Events of Default
The Indenture defines an event of default with respect to any series of Notes as being:
(1)    failure to pay interest or premium on that series of Notes when due, continued for a period of 30 days;
(2)    failure to pay the principal on that series of Notes when due;
(3)    failure to perform, or breach, under any other covenant or warranty applicable to that series of Notes and not otherwise specifically dealt with in the definition of “event of default,” continued for a period of 90 days after the giving of written notice to AbbVie by the Trustee or to AbbVie and the Trustee by holders of at least 25% in principal amount of outstanding Notes of that series

(provided that, in the case of the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2027 Notes, the 2.625% November 2028 Notes, the 2029 Notes and the 2031 Notes, such notice may not be given with respect to any action taken, and reported publicly or to holders of the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2027 Notes, the 2.625% November 2028 Notes, the 2029 Notes or the 2031 Notes, as applicable, more than two years prior to such notice); or
(4)    specified events of bankruptcy, insolvency or reorganization of AbbVie.
The Trustee is required to give holders of the particular series of Notes written notice of a default with respect to that series as and to the extent provided by the Trust Indenture Act. In the case of any default of the character described above in clause (3) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.
AbbVie is required annually to deliver to the Trustee a certificate stating whether or not the signers have any knowledge of any default by AbbVie in its performance and observance of any terms, provisions and conditions of the Indenture.
In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of AbbVie) shall occur and be continuing with respect to any series of Notes, the Trustee or the holders of not less than 25% in principal amount of the particular series of Notes then outstanding may declare the principal amount of such series of Notes to be immediately due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of AbbVie occurs, the principal of all the Notes then outstanding will become immediately due and payable without any action on the part of the Trustee or any holder. The holders of a majority in principal amount of the outstanding series of Notes affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of AbbVie’s other indebtedness, an event of default in respect of the Notes may give rise to cross defaults on its other indebtedness.
Any past default with respect to a series of Notes may be waived on behalf of all holders of that series of Notes by at least a majority in principal amount of the holders of the outstanding Notes of that series, except a default:
•in the payment of the principal of or any premium or interest on that series of Notes; or
•in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note of that series affected.
Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured and shall cease to exist for every purpose under the Indenture, but no such waiver will extend to any subsequent or other default or impair any right consequent thereon.
A holder of Notes of any series is able to pursue any remedy under the Indenture only if:
•such holder has previously given written notice to the Trustee of a continuing event of default with respect to that series of Notes;
•the holders of not less than 25% in principal amount of the outstanding Notes of that series shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;
•such holders or holders making the request have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;
•the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•during that 60-day period, the holders of a majority in principal amount of that series of Notes do not give the Trustee a direction inconsistent with such request.
Holders of Notes, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their Notes on or after its due date.
Any time period in the Indenture to cure any actual or alleged default or event of default with respect to the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2027 Notes, the 2.625% November 2028 Notes, the 2029 Notes or the 2031 Notes may be extended or stayed by a court of competent jurisdiction.
Modification of the Indenture
AbbVie and the Trustee may modify the Indenture or any supplemental indenture without the consent of the holders of the Notes for one or more of the following purposes:
•to evidence the succession of another Person to AbbVie and the assumption by any such successor of the obligations of AbbVie in the Indenture or any supplemental indenture, and in the Notes;
•to add to the covenants of AbbVie for the benefit of the holders of all or any series of Notes or to surrender any right or power conferred upon AbbVie by the Indenture or any supplemental indenture;
•to add any additional events of default for the benefit of holders of all or any series of Notes;
•to add to or change any of the provisions of the Indenture or any supplemental indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in certain other forms;
•to add to, change or eliminate any of the provisions of the Indenture or any supplemental indenture in respect of one or more series of Notes, provided that any such addition, change or elimination (i) shall neither (A) apply to any Note of any series created prior to the execution of such supplemental indenture affecting such modification and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such Note with respect to such provision or (ii) shall become effective only when there is no such Note outstanding;
•to secure the Notes pursuant to the requirements of the Indenture or the requirements of any supplemental indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on, the Notes of all or any series;
•to establish the form or terms of Notes of any series in accordance with the terms of the Indenture;
•to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of a particular series of Notes in accordance with the provisions in the Indenture;
•to evidence and provide for the acceptance of the appointment of a successor trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture or such supplemental indenture by more than one trustee pursuant to the requirements set forth in the Indenture; or

•to cure any ambiguity or to correct or supplement any provision of the Indenture or any supplemental indenture which may be defective or inconsistent with any other provision in the Indenture or any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the Indenture or any supplemental indenture as shall not adversely affect the interests of the holders of any series of Notes in any material respect.
AbbVie and the Trustee may otherwise modify the Indenture or any supplemental indenture with the consent of the holders of not less than a majority in principal amount of each series of Notes affected for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Notes of such series under the Indenture or any supplemental indentures. However, without the consent of the holder of each outstanding Note affected by such modification, no modification may:
•change the stated maturity of the principal of, or any installment of principal of or interest thereon, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where, or the coin or currency in which, such Notes or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);
•reduce the percentage in principal amount of the Notes of any series, the consent of whose holders is required in the Indenture for consent for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences; or
•modify the provisions set forth in the two bullets above or the paragraph immediately preceding the two bullets above or modify provisions relating to the waiver of past defaults or the waiver of certain covenants in the Indenture, in each case, other than to increase the percentage in principal amount of the Notes required to modify such provisions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected by such modification.
Defeasance and Covenant Defeasance
The Indenture provides that, at AbbVie’s option, AbbVie:
•will be discharged from any and all obligations in respect of the Notes of a series, except for certain obligations set forth in the Indenture that survive such discharge (“legal defeasance”); or
•may omit to comply with certain restrictive covenants of the Indenture, including those described under “Certain Covenants of AbbVie” and “Consolidation, Merger and Sale of Assets,” and the occurrence of an event described in clause (3) under “Events of Default” with respect to any such covenants will no longer be an event of default (“covenant defeasance”);
in each case, if
•AbbVie irrevocably deposits or causes to be deposited with the Trustee, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such Notes, in money in an amount, euro-denominated government instruments, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or a combination thereof, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge all the principal of and premium, if any, and interest on the Notes of that series on the dates such payments are due, which may include one or more redemption dates that AbbVie designates, in accordance with the terms of the Notes of that series;
•no event of default or event which with notice or lapse of time, or both, would become an event of default with respect to Notes of such series shall have occurred and be continuing on the date of such deposit or insofar as an event of default resulting from certain events involving AbbVie’s bankruptcy or insolvency are concerned, at any time during the period ending on the 121st day after such date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to AbbVie in respect of such deposit (it being understood that this condition will not be deemed satisfied until the expiration of such period);
•such defeasance will not cause the Trustee to have a conflicting interest with respect to any of AbbVie’s securities or result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;
•the defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which AbbVie is a party or by which AbbVie is bound;
•AbbVie has delivered an opinion of counsel to the effect that the beneficial owners of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to AbbVie, or otherwise a change in applicable federal income tax law occurring after the date of the Indenture; and
•AbbVie shall have delivered an officer’s certificate and an opinion of counsel stating that the conditions to such defeasance set forth in the Indenture have been complied with.
If AbbVie fails to comply with its remaining obligations under the Indenture after a covenant defeasance with respect to the Notes of any series and the Notes of such series are declared due and payable because of the occurrence of any event of default, the amount of money and euro-denominated government instruments on deposit with the Trustee may be insufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from the event of default. AbbVie will, however, remain liable for those payments.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes of any series when:
(1)    either (a) all the Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by AbbVie and thereafter repaid to it or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at AbbVie’s option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of AbbVie, and AbbVie has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of such deposit (in the case of Notes which have become due and payable), or to their stated maturity or the redemption date, as the case may be (provided that in connection with any discharge relating to any redemption that requires the payment of a premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date only required to be deposited with the Trustee on or prior to the redemption date), together with irrevocable instructions from AbbVie directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2)    AbbVie has paid or caused to be paid all other sums payable under the Indenture in respect of such series of Notes; and
(3)    AbbVie has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series of Notes have been complied with.
Governing Law
The Indenture and the Notes are governed by the laws of the State of New York.
The Trustee
U.S. Bank National Association is named as the “Trustee” under the Indenture. U.S. Bank National Association and its affiliates perform certain commercial banking services for some of AbbVie’s affiliates for which they receive customary fees.
The Trustee is obligated to exercise any of its powers under the Indenture at the request or direction of any of the holders of any Notes pursuant to the Indenture only after those holders have offered the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.
In considering the interests of holders of the Notes while any relevant Global Notes are held on behalf of Euroclear and Clearstream, Luxembourg, the Trustee may have regard to any information provided to it by such clearing systems as to the identity (either individually or by category) of their accountholders and may consider such interests as if such accountholders were holders of the relevant Global Notes and interests therein.
Payment and Paying Agents
AbbVie makes payments on the Notes in euro at the office of the Trustee, the London Paying Agent or any paying agent AbbVie designates (which paying agent may include AbbVie). At its option, AbbVie may make payments of interest by (1) check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (2) wire transfer as directed by the holder of any Note, in immediately available funds to an account maintained by the applicable depository or its nominee with respect to a Global Note, and to the holder of any Note or its nominee with respect to a Definitive Note; provided further that in the case of a Definitive Note (x) the holder thereof shall have provided written wiring instructions to the London Paying Agent on or before the related Record Date and (y) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check mailed to the address of such holder specified in the security register. AbbVie will make interest payments to the holder in whose name the Note is registered at the close of business on the Record Date for the interest payment.

All payments of any amounts paid to or to the order of the nominee for a common depositary for Euroclear and Clearstream, Luxembourg shall be valid and, to the extent of the sums so paid, effectual to satisfy and discharge the liability of AbbVie for the moneys payable on the Notes.
AbbVie has designated the London Paying Agent as its paying agent for payments on Notes. AbbVie may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
The Trustee or London Paying Agent, as applicable, will repay to AbbVie on AbbVie’s written request any funds they hold for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After repayment to AbbVie, holders entitled to those funds must look only to it for payment.
Exchange, Registration and Transfer
Notes of any series may be exchangeable for other Notes of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present registered Notes for registration of transfer at the office of the security registrar. The security registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
AbbVie has appointed the Trustee as security registrar for the 2021 Notes, the 2023 Notes, the June 2024 Notes, the 2027 Notes, the 2.625% November 2028 Notes, the 2029 Notes and the 2031 Notes and the London Paying Agent as the security registrar for the May 2024 Notes and the 2.125% November 2028 Notes. AbbVie may at any time designate additional security registrars for any series of Notes or rescind the designation of any security registrar or approve a change in the location through which any security registrar acts. AbbVie is required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of the Notes, but we or the security registrar may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than as set forth in the Indenture).
Neither AbbVie nor the security registrar is or will be required to register the transfer of or exchange of any Note:
•during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes of that series selected for redemption and ending at the close of business on the day of such mailing; or
•so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.